Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of Hunter Maritime Acquisition Corp. and Subsidiaries (the “Company”) of our report dated March 27, 2019 with respect to our audit of the Company’s consolidated financial statements as of December 31, 2018 and 2017 and for each of the years in the two-year period ended December 31, 2018 and for the period from June 24, 2016 to December 31, 2016, which appears in the Annual Report on Form 20-F of Hunter Maritime Acquisition Corp. for the year ended December 31, 2018. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ UHY LLP

New York, New York

March 29, 2019